Exhibit 99.1

Ares Management Announces New Senior Leadership Changes

Michael J Arougheti Appointed Chief Executive Officer

Tony Ressler to Serve as Executive Chairman

Michael McFerran Appointed Chief Operating Officer

Ryan Berry Appointed Chief Marketing & Strategy Officer

LOS ANGELES—December 18, 2017 —Ares Management, L.P. (NYSE:ARES) announced today it has made several executive appointments, effective January 1, 2018.

•     Co-Founder and President Michael J Arougheti has also been named Chief Executive Officer of Ares Management. This promotion reflects the many contributions Mr. Arougheti has made to the successful expansion of the Ares platform and recognizes his vision for its continued growth, his public company executive experience and his demonstrated company and industry leadership over the past 13 years.

•     Co-Founder, Chief Executive Officer and Chairman Tony Ressler will continue as Executive Chairman of Ares Management where he will primarily focus on major client marketing, corporate strategy and brand building activities for the firm.

•     Chief Financial Officer Michael McFerran has also been appointed as Ares’ Chief Operating Officer in addition to continuing to serve as Ares’ Chief Financial Officer. He will now oversee all of Ares’ Finance and Accounting, Information Technology, Operations and Human Resources activities.

•     Head of Ares’ Strategy & Relationship Management Group Ryan Berry is being appointed to Chief Marketing & Strategy Officer.

•     Ryan Berry and Michael McFerran will also join the board of Ares Partners Holdco LLC, the sole owner of the general partner of Ares, and will serve alongside current members Michael J Arougheti, Tony Ressler, Co-Founders and Global Private Equity Co-Heads David Kaplan and Bennett Rosenthal and Global Head of Credit Kipp deVeer.  Michael Weiner will continue to independently advise the board in his role as Chief Legal Officer.

These promotions and new roles reflect both the successful growth of the Ares platform and recognize each individual’s valuable and ongoing contributions to the Company’s continued success and trajectory in achieving its strong growth objectives. Since its IPO in 2014, Ares has grown its assets under management by approximately 37% and its Economic Net Income has increased by approximately 44% on a comparative last twelve month basis.

“Today’s appointments recognize the tremendous contributions that Mike Arougheti, Mike McFerran and Ryan Berry have made in leading Ares during its recent growth while remaining equally committed to preserving our unique corporate culture,” said Mr. Ressler.  “Mike Arougheti was instrumental in building and growing our Credit Group and expanding our businesses in the U.S. and Europe, and now is the time for him to assume greater oversight of all of Ares.”

Mr. Ressler continued, “Over the past two years, both Mike McFerran and Ryan Berry have been  improving a range of critical business operations and marketing functions across the Firm.  As Executive Chairman, I look forward to continuing to work closely with each of them as we continue to create meaningful value for our clients and unitholders.”

“I greatly appreciate the Board’s confidence in me, and I am grateful for the opportunity to continue to work closely with our deep executive team to expand investment opportunities and continue to grow our platform, better serve our growing investor base and take advantage of the significant strategic opportunities ahead,” said Mr. Arougheti.

“As Ares has continued to grow, with assets under management that this year crossed the $100 billion mark, I look forward to working with our extraordinary team of talented professionals to continue to develop our operational capabilities and infrastructure to support the continued growth of Ares,” said Mr. McFerran.  “The ability to foster better integration, collaboration and partnership across our non-investment functions will allow us to scale more effectively and drive competitive advantages.”

“We have a great opportunity to significantly deepen and broaden our investor relationships given the growing interest in the strong track records, market positioning and product breadth of our Credit, Private Equity and Real Estate Groups,” said Mr. Berry.  “With our new CEO’s vision for Ares, and Tony now able to spend much more time on marketing, brand building and strategy with large investors around the world, we will be incredibly well-positioned for future growth.”

Michael Arougheti

Mr. Arougheti is a Co-Founder of Ares and has served as a Director and the President of Ares Management since 2014. Mr. Arougheti was instrumental in the growth of Ares Capital Corporation (NASDAQ: ARCC) from its initial IPO of $165 million in 2004 to its current market capitalization of approximately $7 billion.  He is a Partner in the Ares Credit Group, serves on multiple investment committees, and is a member of the Management Committee of Ares Management. He also serves as Co-Chairman of Ares Capital Corporation and as a director of Ares Commercial Real Estate Corporation (NYSE: ACRE). Mr. Arougheti received a B.A. in Ethics, Politics and Economics, cum laude, from Yale University.

Michael McFerran

Since 2015, Mr. McFerran has served as Executive Vice President and Chief Financial Officer of Ares Management, a Partner in and Head of the Ares Finance Department, and a member of the Management Committee of Ares Management. Among other duties, he serves as a member of the Ares Operations Management Group and the Ares Enterprise Risk Committee. Prior to joining Ares in March 2015, Mr. McFerran was a Managing Director at KKR where he was Chief Financial Officer of KKR’s credit business and Chief Operating Officer and Chief Financial Officer at KKR Financial Holdings LLC.  Mr. McFerran holds an M.B.A. from the Haas School of Business at U.C. Berkeley and a B.S. in Business Administration from San Francisco State University.

Ryan Berry

Mr. Berry is the Head of the Ares Strategy & Relationship Management Group and a member of the Management Committee of Ares Management.  He is responsible for supporting the ongoing global expansion of the Firm with his teams of relationship managers and M&A professionals.  Mr. Berry joined Ares in 2005 and spent several years working as an investment professional in the Ares Private Equity Group.  Mr. Berry holds a B.A., with distinction, from the Ivey Business School at Western University in Business Administration and a B.A. from Huron University College at Western University in Cross Disciplinary Studies.

About Ares Management, L.P.

Ares Management, L.P. is a publicly traded, leading global alternative asset manager with approximately $106 billion of assets under management as of September 30, 2017 and more than 15 offices in the United States, Europe and Asia. Since its inception in 1997, Ares has adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns throughout market cycles. Ares believes each of its three distinct but complementary investment groups in Credit, Private Equity and Real Estate is a market leader based on assets under management and investment performance. Ares was built upon the fundamental principle that each group benefits from being part of the greater whole. For more information, visit www.aresmgmt.com.

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